Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kohl’s 2024 Long-Term Compensation Plan of our reports dated March 21, 2024, with respect to the consolidated financial statements of Kohl’s Corporation and the effectiveness of internal control over financial reporting of Kohl’s Corporation included in its Annual Report (Form 10-K) for the year ended February 3, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

May 15, 2024